Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 612-215-5300 www.xcelenergy.com

Xcel Energy announces leadership changes

MINNEAPOLIS (October 2, 2023) — Xcel Energy announced today several changes to its executive leadership team. Brett Carter, executive vice president, group president of Utilities and chief customer officer, is leaving the company to pursue other opportunities. Current executive vice president, chief legal and compliance officer Amanda Rome has been named to this role, effective immediately. The company’s four operating company presidents and customer organization leaders will report to Rome.

Ryan Long, vice president and deputy general counsel, will step in as general counsel and oversee the legal and corporate compliance group on an interim basis.

“Xcel Energy has extraordinary opportunities in the next decade to lead the clean energy transition, and I’m excited by the team we have assembled to deliver on our business and customer strategy,” said Bob Frenzel, Xcel Energy’s chairman, president and CEO. “Our workers are committed to providing reliable, safe energy service while keeping bills low for customers as we achieve our ambitious clean energy goals.”

Carter will remain available for Xcel Energy’s leadership transition through the end of the year.

Rome joined Xcel Energy in 2015 and was promoted to general counsel in 2020 and chief legal and compliance officer in 2021. She previously worked as a litigator at Faegre Baker Daniels in Minneapolis and Winston & Strawn in Chicago. Rome serves on several boards, including Energy Insurance Mutual and the University of Idaho Energy Executive Course.

In his role as deputy general counsel, Long managed Xcel Energy’s legal teams responsible for federal and state regulatory, environmental and real estate matters. Before joining the company in 2015, he worked as a litigator for Faegre Baker Daniels in Minneapolis and Cravath, Swaine & Moore in New York City. Long currently serves on the board of directors for Project for Pride in Living, a Minneapolis-based nonprofit.

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on X, formerly known as Twitter, and Facebook.